Exhibit No. 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-207759 and No. 333-208932) of Shell Midstream Partners, L.P. of our report dated February 22, 2017 with respect to the financial statements of Mars Oil Pipeline Company, which appears in this Current Report on Form 8-K/A of Shell Midstream Partners, L.P.
/s/ Ernst & Young LLP
Houston, Texas
December 20, 2017